Exhibit 99.1

PRESS RELEASE

ANTHEM REPORTS FOURTH QUARTER AND FULL YEAR 2019 RESULTS

REFLECTING SOLID PERFORMANCE

•	Fourth quarter net income was $3.62 per share, including net negative adjustment items of $0.26 per share. Adjusted net income was $3.88* per share.

•	Full year net income was $18.47 per share, including net negative adjustment items of $0.97 per share. Adjusted net income was $19.44* per share.

•	Fourth quarter operating revenue grew 16.4% year-over-year to $27.1 billion. Full year operating revenue grew 12.9% year-over-year to $103.1 billion.

•	Medical enrollment ended the year at 41 million lives, with growth of 1.1 million members year-to-date, driven by the risk-based businesses.

•

Full year 2020 GAAP net income is expected to be greater than $21.44 per share. Adjusted net income is expected to be greater than $22.30* per share, an increase of 14.7% versus 2019, including approximately $2.30 from the accelerated launch of IngenioRx.

•	Quarterly dividend increased by nearly 19% to $0.95 per share.

Indianapolis, Ind. – January 29, 2020 – Anthem, Inc. (NYSE: ANTM) reported fourth quarter and full year financial 2019 results that reflect double-digit top and bottom line growth and the successful launch of IngenioRx.

“Anthem delivered strong results to close out 2019 featuring the successful launch of IngenioRx, as well as our largest organic risk-based growth in more than a decade,” said Gail K. Boudreaux, President and CEO. “We have strong momentum moving into 2020 and we will continue to deliver on our commitments to all those we serve.”

*	Refer to the GAAP reconciliation tables on page 14.

CONSOLIDATED HIGHLIGHTS

Membership: Medical enrollment totaled 41.0 million members at December 31, 2019, an increase of 1.1 million, or 2.7 percent, from December 31, 2018. Total risk enrollment grew by 931 thousand lives, or 6.4 percent, and fee-based enrollment grew by 131 thousand lives, or 0.5 percent. Government Business enrollment increased by 854 thousand lives as the Company experienced growth in Medicaid and Medicare. Commercial & Specialty Business enrollment increased by 208 thousand lives driven by growth in the National and Individual businesses.

During the fourth quarter of 2019, medical enrollment increased sequentially by 16 thousand lives, reflecting growth in the Local Group, National, and Medicare businesses.

Operating Revenue: Operating revenue was $27.1 billion in the fourth quarter of 2019, an increase of $3.8 billion, or 16.4 percent, versus the prior year quarter. The increase in operating revenue reflected higher premium revenue from membership growth across our businesses and rate increases to cover overall cost trends. The increase in operating revenue was further driven by growth in our value-added services, including our pharmacy and integrated health offerings, partially offset by the one year waiver of the health insurance tax in 2019.

Benefit Expense Ratio: The benefit expense ratio was 89.0 percent in the fourth quarter of 2019, an increase of 220 basis points from 86.8 percent in the prior year quarter. The increase, as expected, was primarily driven by the one year waiver of the health insurance tax in 2019.

Medical claims reserves established at December 31, 2018 developed in line with the Company’s expectations during 2019.

Medical Cost Trend: For the full year 2019, Local Group medical cost trend was approximately 6.0%. The Company anticipates Local Group medical cost trend will be in the range of 4.0% +/- 50 basis points in 2020, including the benefit of improved pharmacy cost from the launch of IngenioRx and other medical cost management initiatives.

Days in Claims Payable: Days in Claims Payable was 38.0 days as of December 31, 2019, a decrease of 1.8 days from September 30, 2019, but an increase of 1.8 days as compared to December 31, 2018.

SG&A Expense Ratio: The SG&A expense ratio was 12.9 percent in the fourth quarter of 2019, a decrease of 260 basis points from 15.5 percent in the fourth quarter of 2018. The decrease, as expected, was primarily driven by growth in operating revenue and the one year waiver of the health insurance tax in 2019.

Operating Cash Flow: Operating cash flow in the fourth quarter of 2019 was $1.3 billion, or 1.4 times net income, which represents an increase of $864 million compared to the fourth quarter of 2018. Operating cash flow was $6.1 billion, or 1.3 times net income for the year ending December 31, 2019.

Share Repurchase Program: During the fourth quarter of 2019, the Company repurchased 1.2 million shares of its common stock for $306 million, or a weighted average price of $260.87. For the full year, the Company repurchased 6.3 million shares of its stock for $1.7 billion, or a weighted average price of $268.65. As of December 31, 2019, the Company had approximately $3.8 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the fourth quarter of 2019, the Company paid a quarterly dividend of $0.80 per share, representing a distribution of cash totaling $202 million.

On January 28, 2020, the Audit Committee declared a first quarter 2020 dividend to shareholders of $0.95 per share, reflecting an increase of 18.8 percent from the previous quarterly dividend. On an annualized basis, this equates to a dividend of $3.80 per share. The first quarter dividend is payable on March 27, 2020 to shareholders of record at the close of business on March 16, 2020.

Investment Portfolio & Capital Position: During the fourth quarter of 2019, the Company recorded net realized gains of $24 million and other-than-temporary impairment losses totaling $17 million. During the fourth quarter of 2018, the Company recorded net realized losses of $185 million and other- than-temporary impairment losses totaling $8 million.

As of December 31, 2019, the Company’s net unrealized gain position in the investment portfolio was $673 million, consisting of fixed maturity securities. As of December 31, 2019 cash and investments at the parent company totaled approximately $2.7 billion.

REPORTABLE SEGMENTS

Anthem, Inc. has three reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); and Other (comprised of IngenioRx, the Diversified Business Group, and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended December 31				Twelve Months Ended December 31
	2019	2018	Change		2019	2018	Change
Operating Revenue
Commercial & Specialty Business	$9,328	$8,843	5.5%		$37,421	$35,782	4.6%
Government Business	16,213	14,397	12.6%		62,632	55,348	13.2%
Other	3,845	411	835.5%		7,695	1,519	406.6%
Eliminations	(2,254)	(347)	NM	[2]	(4,607)	(1,308)	NM	[2]

Total Operating Revenue[1]	$27,132	$23,304	16.4%		$103,141	$91,341	12.9%
Operating Gain / (Loss)
Commercial & Specialty Business	$535	$316	69.3%		$4,046	$3,600	12.4%
Government Business	583	451	29.3%		2,054	1,928	6.5%
Other	(20)	(17)	NM	[2]	(101)	(102)	NM	[2]

Total Operating Gain[1]	$1,098	$750	46.4%		$5,999	$5,426	10.6%
Operating Margin
Commercial & Specialty Business	5.7%	3.6%	210	bp	10.8%	10.1%	70	bp
Government Business	3.6%	3.1%	50	bp	3.3%	3.5%	(20	) bp
Total Operating Margin[1]	4.0%	3.2%	80	bp	5.8%	5.9%	(10	) bp

(1)	See “Basis of Presentation” on page 6 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $535 million in the fourth quarter of 2019, an increase of $219 million, or 69.3 percent, from $316 million in the fourth quarter of 2018. The increase is primarily driven by the launch of IngenioRx and greater penetration of value-added services, partially offset by margin normalization in the Individual business.

Government Business: Operating gain in the Government Business segment was $583 million in the fourth quarter of 2019, an increase of $132 million, or 29.3 percent, from $451 million in the fourth quarter of 2018. The increase is due to higher premiums from rate adjustments and membership growth in the Medicaid business, partially offset by higher selling, general, and administrative spend to support growth.

Other: The Company reported an operating loss of $20 million in the Other segment for the fourth quarter of 2019, compared with an operating loss of $17 million in the prior year quarter.

OUTLOOK

Full Year 2020:

•

GAAP net income is expected to be greater than $21.44 per share, including approximately $0.86 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $22.30* per share.

•

Medical membership is expected to be in the range of 41.9 - 42.3 million. Fully-insured membership is expected to be in the range of 16.0 - 16.3 million and self-funded membership is expected to be in the range of 25.9 - 26.0 million.

•	Operating revenue is expected to be approximately $117 billion, including premium revenue of $101 billion - $103 billion.

•	Cost of products sold is expected to be in the range of $6.9 billion - $7.3 billion.

•	Benefit expense ratio is expected to be in the range of 85.8% plus or minus 50 basis points.

•	Local Group medical cost trend is expected to be 4.0% plus or minus 50 basis points, including the benefit of lower pharmacy cost from the launch of IngenioRx and medical cost management initiatives.

•	SG&A ratio is expected to be in the range of 12.8% plus or minus 30 basis points.

•	Operating cash flow is expected to be greater than $6.4 billion.

•	Investment income is expected to be $970 million.

•	Effective tax rate is expected to be between 24.0% - 26.0%.

•	Share count is expected to be between 255 - 257 million.

*	Refer to the GAAP reconciliation tables on page 14.

Basis of Presentation

1.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other- than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 14 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Standard Time (“EST”) to discuss the company’s fourth quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

844-721-7239 (Domestic)	866-207-1041 (Domestic Replay)
409-207-6953 (International)	402-970-0847 (International Replay)

The access code for today’s conference call is 6293698. The access code for the replay is 9477514. The replay will be available from 1:00 p.m. EST today, until the end of the day on February 13, 2020. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Chris Rigg	Jill Becher, 414-234-1573
Chris.Rigg@anthem.com	Jill.Becher@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 79 million people, including 41 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
	December 31,	December 31,	September 30,	December 31,	September 30,
Medical Membership	2019	2018	2019	2018	2019
Customer Type
Local Group	15,682	15,733	15,659	(0.3)%	0.1%
Individual	684	655	711	4.4%	(3.8)%
National:
National Accounts	7,596	7,588	7,666	0.1%	(0.9)%
BlueCard®	6,060	5,838	5,967	3.8%	1.6%

Total National	13,656	13,426	13,633	1.7%	0.2%
Medicare:
Medicare Advantage	1,214	1,006	1,203	20.7%	0.9%
Medicare Supplement	905	846	893	7.0%	1.3%

Total Medicare	2,119	1,852	2,096	14.4%	1.1%
Medicaid	7,265	6,716	7,293	8.2%	(0.4)%
Federal Employee Health Benefits	1,594	1,556	1,592	2.4%	0.1%

Total Medical Membership	41,000	39,938	40,984	2.7%	—%

Funding Arrangement
Self-Funded	25,418	25,287	25,368	0.5%	0.2%
Fully-Insured	15,582	14,651	15,616	6.4%	(0.2)%

Total Medical Membership	41,000	39,938	40,984	2.7%	—%

Reportable Segment
Commercial & Specialty Business	30,022	29,814	30,003	0.7%	0.1%
Government Business	10,978	10,124	10,981	8.4%	—%

Total Medical Membership	41,000	39,938	40,984	2.7%	—%

Other Membership
Life and Disability Members	5,259	4,795	4,970	9.7%	5.8%
Dental Members	5,962	5,807	5,942	2.7%	0.3%
Dental Administration Members	5,516	5,327	5,526	3.5%	(0.2)%
Vision Members	7,261	6,946	7,232	4.5%	0.4%
Medicare Part D Standalone Members	283	309	285	(8.4)%	(0.7)%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
(In millions, except per share data)	December 31
	2019	2018	Change
Revenues
Premiums	$24,036	$21,819	10.2%
Administrative fees and other revenue	3,096	1,485	108.5%

Total operating revenue	27,132	23,304	16.4%
Net investment income	268	262	2.3%
Net realized gains/(losses) on financial instruments	24	(185)	NM
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(17)	(9)	NM
Portion of other-than-temporary impairment losses recognized in other comprehensive income	—	1	NM

Other-than-temporary impairment losses recognized in income	(17)	(8)	NM

Total revenues	27,407	23,373	17.3%
Expenses
Benefit expense	21,383	18,936	12.9%
Cost of products sold	1,149	—	NM
Selling, general and administrative expense	3,502	3,618	(3.2)%
Interest expense	190	189	0.5%
Amortization of other intangible assets	82	94	(12.8)%
Loss/(gain) on extinguishment of debt	3	(6)	NM

Total expenses	26,309	22,831	15.2%

Income before income tax expense	1,098	542	102.6%
Income tax expense	164	118	39.0%

Net income	$934	$424	120.3%

Net income per diluted share	$3.62	$1.61	124.8%

Diluted shares	258.0	264.2	(2.3)%
Benefit expense as a percentage of premiums	89.0%	86.8%	220	bp
Selling, general and administrative expense as a percentage of total operating revenue	12.9%	15.5%	(260	)bp
Income before income taxes as a percentage of total revenue	4.0%	2.3%	170	bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

	Twelve Months Ended
(In millions, except per share data)	December 31
	2019	2018	Change
Revenues
Premiums	$94,173	$85,421	10.2%
Administrative fees and other revenue	8,968	5,920	51.5%

Total operating revenue	103,141	91,341	12.9%
Net investment income	1,005	970	3.6%
Net realized gains/(losses) on financial instruments	114	(180)	NM
Other-than-temporary impairment losses on investments:
Total other-than-temporary impairment losses on investments	(53)	(29)	NM
Portion of other-than-temporary impairment losses recognized in other comprehensive income	6	3	100.0%

Other-than-temporary impairment losses recognized in income	(47)	(26)	NM

Total revenues	104,213	92,105	13.1%
Expenses
Benefit expense	81,786	71,895	13.8%
Cost of products sold	1,992	—	NM
Selling, general and administrative expense	13,364	14,020	(4.7)%
Interest expense	746	753	(0.9)%
Amortization of other intangible assets	338	358	(5.6)%
Loss on extinguishment of debt	2	11	(81.8)%

Total expenses	98,228	87,037	12.9%

Income before income tax expense	5,985	5,068	18.1%
Income tax expense	1,178	1,318	(10.6)%

Net income	$4,807	$3,750	28.2%

Net income per diluted share	$18.47	$14.19	30.2%

Diluted shares	260.3	264.2	(1.5)%
Benefit expense as a percentage of premiums	86.8%	84.2%	260	bp
Selling, general and administrative expense as a percentage of total operating revenue	13.0%	15.3%	(230	)bp
Income before income taxes as a percentage of total revenue	5.7%	5.5%	20	bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
(In millions)	2019	2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,937	$3,934
Fixed maturity securities, current	19,676	16,692
Equity securities, current	1,009	1,493
Other invested assets, current	13	21
Accrued investment income	173	162
Premium receivables	5,173	4,465
Self-funded receivables	2,411	2,278
Other receivables	2,634	2,558
Income taxes receivable	335	10
Securities lending collateral	353	604
Other current assets	2,319	2,104

Total current assets	39,033	34,321
Long-term investments:
Fixed maturity securities	505	487
Equity securities	30	33
Other invested assets	4,228	3,726
Property and equipment, net	3,133	2,735
Goodwill	20,500	20,504
Other intangible assets	8,674	9,007
Other noncurrent assets	1,350	758

Total assets	$77,453	$71,571

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Policy liabilities:
Medical claims payable	$8,842	$7,454
Reserves for future policy benefits	85	75
Other policyholder liabilities	3,050	2,590

Total policy liabilities	11,977	10,119
Unearned income	1,017	902
Accounts payable and accrued expenses	4,198	4,959
Security trades pending payable	84	197
Securities lending payable	351	604
Short-term borrowings	700	1,145
Current portion of long-term debt	1,598	849
Other current liabilities	3,692	3,190

Total current liabilities	23,617	21,965
Long-term debt, less current portion	17,787	17,217
Reserves for future policy benefits, noncurrent	674	706
Deferred tax liabilities, net	2,227	1,960
Other noncurrent liabilities	1,420	1,182

Total liabilities	45,725	43,030

Shareholders’ equity
Common stock	3	3
Additional paid-in capital	9,448	9,536
Retained earnings	22,573	19,988
Accumulated other comprehensive loss	(296)	(986)

Total shareholders’ equity	31,728	28,541

Total liabilities and shareholders’ equity	$77,453	$71,571

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Twelve Months Ended December 31
	2019	2018
Operating activities
Net income	$4,807	$3,750
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized gains on financial instruments	(114)	180
Other-than-temporary impairment losses recognized in income	47	26
Loss on extinguishment of debt	2	11
Loss on disposal of assets	3	13
Deferred income taxes	81	91
Amortization, net of accretion	986	1,008
Depreciation expense	147	124
Share-based compensation	294	226
Changes in operating assets and liabilities:
Receivables, net	(1,053)	(695)
Other invested assets	(48)	(1)
Other assets	(170)	(26)
Policy liabilities	1,826	(1,059)
Unearned income	116	(36)
Accounts payable and accrued expenses	(593)	122
Other liabilities	148	(25)
Income taxes	(325)	323
Other, net	(93)	(205)

Net cash provided by operating activities	6,061	3,827
Investing activities
Purchases of fixed maturity securities	(10,487)	(8,244)
Proceeds from sales and maturities of fixed maturity securities	8,351	8,380
Purchases of equity securities	(11,825)	(896)
Proceeds from sales of equity securities	12,364	2,809
Purchases of other invested assets	(642)	(531)
Proceeds from sales of other invested assets	320	411
Changes in securities lending collateral	254	(149)
Purchases of subsidiaries, net of cash acquired	—	(1,760)
Net purchases of property and equipment	(1,077)	(1,208)
Other, net	(50)	(71)

Net cash used in investing activities	(2,792)	(1,259)
Financing activities
Net repayments of commercial paper borrowings	(297)	(107)
Net repayments of short-term borrowings	(445)	(130)
Net proceeds from (repayments of) long-term borrowings	1,350	(849)
Changes in securities lending payable	(254)	150
Changes in bank overdrafts	(169)	(210)
Proceeds from sale of put options	—	1
Premiums paid on equity call options	(1)	—
Proceeds from issuance of common stock under Equity Units stock purchase contracts	—	1,250
Repurchase and retirement of common stock	(1,701)	(1,685)
Change in collateral and settlements of debt-related derivatives	(34)	23
Cash dividends	(818)	(776)
Proceeds from issuance of common stock under employee stock plans	187	173
Taxes paid through withholding of common stock under employee stock plans	(84)	(81)

Net cash used in financing activities	(2,266)	(2,241)
Effect of foreign exchange rates on cash and cash equivalents	—	(2)

Change in cash and cash equivalents	1,003	325
Cash and cash equivalents at beginning of year	3,934	3,609

Cash and cash equivalents at end of period	$4,937	$3,934

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Years Ended December 31
	2019	2018	2017
(In millions)	(Unaudited)
Gross medical claims payable, beginning of year	$7,266	$7,814	$7,656
Ceded medical claims payable, beginning of year	(34)	(105)	(539)

Net medical claims payable, beginning of year	7,232	7,709	7,117

Business combinations and purchase adjustments	—	199	76
Net incurred medical claims:
Current year	78,695	69,581	70,377
Prior years redundancies(1)	(500)	(930)	(1,133)

Total net incurred medical claims	78,195	68,651	69,244

Net payments attributable to:
Current year medical claims	70,294	62,748	62,923
Prior years medical claims	6,518	6,579	5,805

Total net payments	76,812	69,327	68,728

Net medical claims payable, end of year	8,615	7,232	7,709
Ceded medical claims payable, end of year	33	34	105

Gross medical claims payable, end of year*	$8,648	$7,266	$7,814

Current year medical claims paid as a percentage of current year net incurred medical claims	89.3%	90.2%	89.4%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	7.4%	13.7%	18.9%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.7%	1.3%	1.8%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

*	Excludes insurance lines other than short duration.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below.

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(In millions, except per share data)	2019	2018	Change	2019	2018	Change
Net income	$934	$424	120.3%	$4,807	$3,750	28.2%
Add / (Subtract):
Net realized (gains) losses on financial instruments	(24)	185		(114)	180
Amortization of other intangible assets	82	94		338	358
Other-than-temporary impairment losses recognized in income	17	8		47	26
Loss (gain) on extinguishment of debt	3	(6)		2	11
Transaction and integration related costs	3	—		11	9
Litigation expenses	8	—		52	—
Tax impact of non-GAAP adjustments	(23)	(61)		(84)	(135)

Net adjustment items	66	220		252	449

Adjusted net income	$1,000	$644	55.3%	$5,059	$4,199	20.5%

Net income per diluted share	$3.62	$1.61	124.8%	$18.47	$14.19	30.2%
Add / (Subtract):
Net realized (gains) losses on financial instruments	(0.09)	0.70		(0.44)	0.68
Amortization of other intangible assets	0.32	0.36		1.30	1.36
Other-than-temporary impairment losses recognized in income	0.07	0.03		0.18	0.10
Loss (gain) on extinguishment of debt	0.01	(0.02)		0.01	0.04
Transaction and integration related costs	0.01	—		0.04	0.03
Litigation expenses	0.03	—		0.20	—
Tax impact of non-GAAP adjustments	(0.09)	(0.23)		(0.32)	(0.51)
Rounding impact	—	(0.01)		—	—

Net adjustment items	0.26	0.83		0.97	1.70

Adjusted net income per diluted share	$3.88	$2.44	59.0%	$19.44	$15.89	22.3%

Full Year 2020 Outlook
Net income per diluted share	Greater than $21.44
Add / (Subtract):
Amortization of other intangible assets	Approximately $1.13
Tax impact of non-GAAP adjustments	Approximately ($0.27)

Net adjustment items	Approximately $0.86

Adjusted net income per diluted share	Greater than $22.30

	Three Months Ended			Twelve Months Ended
	December 31			December 31
(In millions)	2019	2018	Change	2019	2018	Change
Reportable segments operating gain	$1,098	$750	46.4%	$5,999	$5,426	10.6%
Net investment income	268	262		1,005	970
Net realized gains/(losses) on financial instruments	24	(185)		114	(180)
Other-than-temporary impairment losses recognized in income	(17)	(8)		(47)	(26)
Interest expense	(190)	(189)		(746)	(753)
Amortization of other intangible assets	(82)	(94)		(338)	(358)
Gain/(loss) on extinguishment of debt	(3)	6		(2)	(11)

Income before income tax expense	$1,098	$542	102.6%	$5,985	$5,068	18.1%

Anthem, Inc.

Financial Guidance Summary

(Unaudited)

	Full Year 2019 Actual	Full Year 2020 Outlook	Approximate Change
Year-End Medical Enrollment
Self-funded	25,418	25,900 - 26,000	482k - 582k
Fully-Insured	15,582	16,000 - 16,300	418k - 718k

Total	41,000	41,900 - 42,300	900k - 1,300k
Operating Revenue	$103.1 billion	Approximately $117 billion	Approximately $13.9 billion or 13.4%
Premium Revenue	$94.2 billion	$101 billion - $103 billion	$6.8 billion - $8.8 billion or 7.2% - 9.3%
Benefit Expense Ratio	86.8%	85.8% +/- 50 bps	(100 bps) +/- 50 bps
Cost of Products Sold	$2.0 billion	$6.9 billion - $7.3 billion	$4.9 billion - $5.3 billion
SG&A Expense Ratio	13.0%	12.8% +/- 30 bps	(20) bps +/- 30 bps
Operating Gain	$6.0 billion	Greater than $7.4 billion	Greater than $1.4 billion or 23.3%
Other Pre-Tax Items:
Net Investment income	$1.0 billion	$970 million	($30) million
Interest Expense	($746) million	($815) million	($69) million
Amortization of Intangible Assets	($338) million	($290) million	$48 million

Net Pre-Tax Expense	($84) million	($135) million	($51) million
Effective Tax Rate	19.7%	24.0% - 26.0%	4.3% - 6.3%
GAAP EPS	$18.47	Greater than $21.44	16.1% or better
Adjusted EPS	$19.44	Greater than $22.30	14.7% or better
Diluted Shares	260.3 million	255 - 257 million	(2.0%) - (1.3%)
Operating Cash Flow	$6.1 billion	Greater than $6.4 billion	Greater than $0.3 billion

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, or collectively, the ACA, and the ultimate outcome of legal challenges to the ACA; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non- compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS, Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation, or Cigna, and us related to the merger agreement between the parties and the potential for such litigation to cause us to incur substantial additional costs, including potential settlement and judgment costs; risks and uncertainties related to our pharmacy benefit management, or PBM, business, including non-compliance by any party with the PBM services agreements between us and each of Express Scripts, Inc., or Express Scripts, and CaremarkPCS Health, L.L.C., or CVS Health, as well as agreements governing the transition of pharmacy benefit management services provided to us from Express Scripts to CVS Health Corporation; medical malpractice or professional liability claims or other risks related to healthcare services and PBM provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; large scale medical emergencies, such as future public health epidemics and catastrophes; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; changes in U.S. tax laws; intense competition to attract and retain employees; and, various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.